Exhibit 4.37

SOCIAL FINANCE, INC.

CONVERTIBLE NOTE AND
SERIES F PREFERRED STOCK PURCHASE AGREEMENT

July 28, 2015

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SOCIAL FINANCE, INC.

CONVERTIBLE NOTE AND
SERIES F PREFERRED STOCK PURCHASE AGREEMENT

This Convertible Note and Series F Preferred Stock Purchase Agreement (this “Agreement”) is made as of July 28, 2015, by and among Social Finance, Inc., a Delaware corporation (the “Company”), SoftBank Group International Limited, a company formed under the laws of the United Kingdom (“SoftBank”), and certain existing holders of Preferred Stock of the Company listed on Exhibit A attached hereto (each a “Purchaser” and together, along with SoftBank, the “Purchasers”).

The parties hereby agree as follows:

1.	Purchase and Sale of Convertible Note and Preferred Stock.

1.1 Issuance of the Convertible Note. Subject to the terms and conditions of this Agreement, at the Note Closing (as defined below), the Company shall issue and sell to SoftBank a subordinated convertible promissory note (a “Note”) in the principal amount (the “Principal Amount”) equal to Three Hundred Million Dollars ($300,000,000), against payment by SoftBank to the Company of the Principal Amount. The Note shall be in the form of Exhibit H attached hereto. The purchase price of the Note shall be equal to 100% of the principal amount of the Note.

1.2 Sale and Issuance of Series F Preferred Stock.

(a) The Company has obtained all necessary corporate approvals in order to adopt and file with the Secretary of State of the State of Delaware on or before the date of the Initial Closing the Ninth Amended and Restated Certificate of Incorporation attached hereto as Exhibit B (the “Restated Certificate”).

(b) Subject to the terms and conditions of this Agreement, each Purchaser, severally and not jointly, agrees to purchase at the Closing set forth on Exhibit A attached hereto and the Company agrees to sell and issue to each Purchaser at such Closing that number of shares of Series F Preferred Stock set forth opposite each such Purchaser’s name on Exhibit A at a purchase price of $15.7763 per share. The shares of Series F Preferred Stock shall be hereinafter referred to as the “Stock.” The Stock and the Common Stock issuable upon conversion of the Stock shall be hereinafter referred to as the “Securities.”

(c) As promptly as reasonably practicable following the satisfaction or waiver of the conditions set forth in Section 5.2, but subject to Section 4.5, SoftBank and certain existing holders of Preferred Stock of the Company (together with SoftBank, the “Specified Preferred Holders”) will commence a tender offer (the “Tender Offer”) to purchase up to $100,000,000 (the “Maximum Tender Amount”) worth of outstanding capital stock of the Company (including vested options that are exercised concurrent with the closing of the Tender Offer and the Initial Closing) (the “Tender Stock”) from existing holders of such stock at a price per share equal to the difference of $15.7763 less $0.50.

1.3 Closing; Delivery.

(a) The closing of the purchase and sale of the Note hereunder shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, California at 10:00 a.m., on the date all of the conditions precedent set forth in Sections 5.1 and 6.1 have been satisfied (or waived in writing by the Company or SoftBank, as applicable), which date shall be concurrent with the date of this Agreement, or at such other time and place as the Company and SoftBank mutually agree upon, orally or in writing (which time and place are designated as the “Note Closing”).

(b) At the Note Closing, (i) SoftBank shall deliver to the Company a check or wire transfer of immediately available funds in the amount of the Principal Amount, and (ii) the Company shall execute and deliver to SoftBank a Note reflecting the name of SoftBank, a principal amount equal to the Principal Amount and the date of the Note Closing. The Note shall be a binding obligation of the Company upon execution thereof by the Company and delivery thereof to SoftBank.

(c) The initial purchase and sale of the Stock shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, California at 10:00 a.m., on the date all of the conditions precedent set forth in Sections 5.2 and 6.2 have been satisfied (or waived in writing by the Company or the Purchasers, as applicable) or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”), upon the physical or electronic exchange among the parties and their counsel of all documents and deliverables required under this Agreement.

(d) The Company shall be entitled to conduct additional closings (each an “Additional Closing”) under this Agreement for a period of 10 business days following the Initial Closing (the “Additional Closing Period”) by receiving from Committed Purchasers such funds adjacent to such Purchaser’s name on Exhibit A (as updated at the time of the Initial Closing). “Committed Purchaser” means any Purchaser who shall have become party to this Agreement and the Transaction Agreements (other than the Note) on or prior to the Initial Closing, but who has not remitted funds to the Company relating to such purchase hereunder on or prior to the Initial Closing. In the event that the Company sells more than 53,878,285 shares of Series F Preferred Stock at the Initial Closing (including pursuant to the conversion of the Note) together with any Additional Closing (such excess amount, the “Excess Amount”), then following the end of the Additional Closing Period, the Company shall offer for sale and issuance to SoftBank in an additional closing (a “True-Up Closing”) for a period of 10 business days after the Additional Closing Period such number of shares of Series F Preferred Stock (a “True-Up Amount”) equal to 20% of the Series F Preferred issued by the Company at all closings after the Initial Closing (inclusive of all Additional Closings and the True-Up Closing); provided that the Company shall not issue greater than 63,386,220 shares of Series F Preferred Stock.

(e) If fewer than 53,878,285 shares of Series F Preferred Stock are sold pursuant to Sections 1.3(c) and 1.3(d) (including pursuant to conversion of the Note), and SoftBank has not purchased Series F Preferred Stock representing at least 24.99% of the outstanding voting equity securities, SoftBank shall have the right any time within 10 business days of the end of the Additional Closing Period, to purchase any such remaining shares of Series F Preferred Stock at the price and on the terms set forth herein; provided that SoftBank shall not be permitted to purchase shares of Series F Preferred Stock if (i) such shares would result in SoftBank owning more than 24.99% of the outstanding voting equity securities or (ii) the Note has not previously converted into shares of Series F Preferred Stock (the “Additional SoftBank Closing”).

(f) If fewer than 53,878,285 shares of Series F Preferred Stock are sold at the Initial Closing, the Additional Closings, and the Additional SoftBank Closing and pursuant to the conversion of the Note, the Company shall have the right, any time within 120 days of the Additional SoftBank Closing, to sell such remaining shares of Series F Preferred Stock up to a total of, including such shares previously issued, 53,878,285 to one or more additional purchasers as determined by the Company so long as such purchaser is an existing holder of Preferred Stock of the Company as of the date of the Initial Closing, or to any Purchaser hereunder who wishes to acquire additional shares of Series F Preferred Stock at the price and on the terms set forth herein, at a subsequent closing, (a “Subsequent Closing” and each of the Initial Closing, the Additional Closings, the Additional SoftBank Closing, or a Subsequent Closing, a “Closing”), provided that any such additional purchaser shall (i) become a party to this Agreement and the related Transaction Agreements (as defined in Section 1.4 below, but excluding the Note), and (ii) have the rights and obligations hereunder and thereunder, by executing and delivering to the Company an additional counterpart signature page to each of the Transaction Agreements (other than the Note). Any additional purchaser so acquiring shares of Series F Preferred Stock shall be considered a “Purchaser” for purposes of this Agreement, and any Series F Preferred Stock so acquired by such additional purchaser shall be considered “Stock” for purposes of this Agreement and all other agreements contemplated hereby.

(g) At each Closing, the Company shall deliver to each Purchaser a certificate representing the Stock being purchased thereby issued in the name of such Purchaser (or its nominee in accordance with its delivery instructions) against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, or by cancellation of indebtedness.

(h) In the event that the Note converts into shares of Series F Preferred Stock in connection with the Initial Closing, Exhibit A-1 shall be updated to reflect the aggregate principal and interest so converted and SoftBank hereby acknowledges and agrees that without any further action required by the Company or SoftBank that at the time of the Initial Closing

(i) all outstanding principal and such accrued but unpaid interest under the Note set forth on Exhibit A-1 will convert into the number of shares of Series F Preferred Stock set forth on Exhibit A-1 (as updated based on the terms of conversion set forth in the Note), (ii) upon such conversion, the Company will be forever released from all of its obligations and liabilities under the Note, and (iii) the Note and all rights, liabilities, and obligations associated therewith will be extinguished and cancelled upon such conversion.

1.4 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliates” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Applicable Laws” means all foreign, federal, state, local or municipal laws, statutes, codes, guidelines, interpretations, issuances, policy statements, guidance, of any legislature, regulator, registry, body, board, bureau, agency or instrumentality, whether governmental or quasi-governmental, to which the Company or any Subsidiary or any officer, employee, agent or representative of the Company or any Subsidiary is bound or otherwise subject, including, without limitation, state lending licensing and usury laws and “Federal Consumer Financial Laws” as defined in Title X section 1002(14) of the Dodd-Frank Wall Street Reform and Consumer Protection Act [Public Law No. 111-203].

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Founders” means Michael S. Cagney, Daniel J. Macklin, and James R. Finnigan.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all indebtedness of others secured by any mortgage, encumbrance, lien, pledge, charge or security interests of any kind on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, and (f) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured.

“Intangible Assets” means the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and other intangible assets.

“Investors’ Rights Agreement” means the agreement among the Company, the Founders, and the Purchasers, dated as of the date of the Initial Closing, in the form of Exhibit C attached hereto.

“Leverage Ratio” means, with respect to any Person, as of the end of such Person’s fiscal quarter, a fraction, the numerator of which is the total Indebtedness of such Person on such date and the denominator of which is the Tangible Net Worth of such Person on such date.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise) property, prospects, or results of operation of the Company (including its Subsidiaries taken as a whole on a consolidated basis).

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Purchaser” means each of the Purchasers who are initially party to this Agreement as well as any additional Purchaser who becomes party to this Agreement.

“Right of First Refusal and Co-Sale Agreement” means the agreement among the Company, the Founders, and the Purchasers, dated as of the date of the Initial Closing, in the form of Exhibit D attached hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Document” means any agreement for the sale of Underlying Loans in connection with any direct or indirect offering of certificates or other securities backed in whole or in part by Underlying Loans and any guarantee, indemnity agreement, repurchase agreement, trust agreement or similar agreement related thereto.

“Subsidiary” means any Person (a) whose securities or other ownership interests, which by their terms have the power to elect a majority of the board of directors or other Persons performing similar functions, are owned or controlled, directly or indirectly, by the Company, or (b) whose business and policies the Company, directly or indirectly, has the power to direct.

“Tangible Net Worth” means with respect to any Person as of any date of determination, (a) all amounts which would be included under equity on the balance sheet of such Person on such date, determined in accordance with GAAP, less (b)(i) amounts owing to such Person from Affiliates and (ii) Intangible Assets.

“Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, the Voting Agreement, and the Note.

“Underlying Loan” means any loan originated by the Company.

“Voting Agreement” means the agreement among the Company, the Founders, and the Purchasers, dated as of the date of the Initial Closing, in the form of Exhibit E attached hereto (provided that the parties acknowledge and agree that they shall negotiate in good faith to finalize the form of Voting Agreement prior to the Initial Closing; all representations and warranties herein relating to the Voting Agreement are subject to such Voting Agreement being finalized prior to the Initial Closing).

“Warehouse Agent” means each administrative agent, collateral agent, trustee, servicer or similar party any Warehouse Facility.

“Warehouse Facilities” means each credit facility listed in Section 2.11(c)(3) of the Company’s Schedule of Exceptions.

“Warehouse Lender” means each lender under a Warehouse Facility.

2.             Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on a schedule of exceptions delivered separately by the Company to each Purchaser (the “Schedule of Exceptions”), which exceptions shall be deemed to be representations and warranties as if made hereunder, the following representations are true and complete as of the date hereof, the Note Closing, and the Initial Closing, except as otherwise indicated. For the purposes of the representations and warranties in this Section 2, except for the representations and warranties contained in Sections 2.1 through 2.7, or unless otherwise noted herein, the term “the Company” shall include its Subsidiaries listed on Section 2.3(1)(a)-(e) of the Schedule of Exceptions.

2.1 Organization, Good Standing and Qualification. The Company and each Subsidiary is a corporation (in the case of the Company and SoFi Lending Corp.) or limited liability company (in the case of each other Subsidiary) duly organized, validly existing and in good standing under the laws of the state of their incorporation or formation (as applicable) and have all requisite corporate power and authority to carry on their applicable businesses as presently conducted or proposed to be conducted. The Company and each such Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists, or will consist, immediately prior to the Note Closing and the Initial Closing, of:

(i) 171,080,555 shares of Preferred Stock, of which 19,687,500 shares have been designated Series A Preferred Stock, 19,687,500 of which are issued and outstanding prior to the Initial Closing, 37,252,051 shares have been designated Series B Preferred Stock, 37,252,051 of which are issued and outstanding prior to the Initial Closing, 2,209,991 shares have been designated Series C Preferred Stock, 2,038,643 of which are issued and outstanding prior to the Initial Closing, 23,411,503 shares have been designated Series D Preferred Stock, 23,411,503 of which are issued and outstanding prior to the Initial Closing, 650,000 shares have been designated Series R Preferred Stock, 620,880 of which are issued and outstanding prior to the Initial Closing, 24,483,290 shares have been designated Series E Preferred Stock, 24,483,290 of which are issued and outstanding prior to the Initial Closing, and 63,386,220 shares have been designated Series F Preferred Stock, none of which are issued and outstanding prior to the Initial Closing;

(ii) 232,000,000 shares of Common Stock, 20,347,593 shares of which are issued and outstanding immediately prior to the Initial Closing; and

(iii) 17,000,000 shares of Non-Voting Common Stock, 5,238 shares of which are issued and outstanding immediately prior to the Initial Closing.

(b) The rights, preferences and privileges of the Preferred Stock are as stated in the Restated Certificate. All of the outstanding shares of Preferred Stock and Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(c) The Company has reserved 21,083,430 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2011 Stock Plan duly adopted by the Board of Directors and approved by the Company’s holders of outstanding voting stock (the “Stock Plan”). Of such reserved shares of Common Stock, 7,168,745 shares have been issued pursuant to restricted stock purchase agreements or the exercise of Stock Options, options to purchase 10,521,238 shares of Common Stock have been granted and are outstanding, and 3,393,447 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. All Stock Options have been appropriately authorized by the board of directors of the Company or an appropriate committee thereof, and, if required, approved by stockholders by the necessary number of votes or written consent, including approval of the option exercise price or the methodology for determining the Stock Option exercise price and the substantive option terms. Each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, to the maximum extent permitted by applicable Law. No Stock Option has been retroactively granted, or the exercise price of any Stock Option determined retroactively. No Stock Option or other right to acquire Common Stock of the Company or other equity of any Person employed by the Company (A) has an exercise price that is or could be less than the fair market value of a share of the underlying stock as of the date such Stock Option or right was granted as determined in accordance with Section 409A of the Code, (B) had or has any feature providing for the deferral of compensation other than the deferral of recognition of income until the later of (x) exercise or disposition of such Stock Option or right or (y) the time the stock acquired pursuant to the exercise of the Stock Option or right first becomes substantially vested, or (C) has been granted with respect to any class of stock of any Person employed by the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code), in the case of (A) in this sentence, that would result in a Material Adverse Effect on the Company.

(d) Except for the conversion privileges of the Preferred Stock and the outstanding options issued pursuant to the Stock Plan, and except as set forth in the Investors’ Rights Agreement (as defined below), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock.

(e) As of immediately prior to the Note Closing, the aggregate amount of accrued but unpaid dividends applicable to the outstanding shares of Series R Preferred Stock is equal to $56,051.67.

(f) As of immediately prior to the Note Closing, the aggregate liquidation preference applicable to the Series C Preferred Stock is equal to $4,837,079.31.

2.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. All Subsidiaries of the Company are either directly or indirectly wholly owned by the Company. Section 2.3 of the Schedule of Exceptions sets forth a complete and accurate list of the Subsidiaries and any other Affiliates of the Company.

2.4 Authorization. All corporate action on the part of the Company, its officers, directors and holders of capital stock necessary for the authorization, execution and delivery of the Restated Certificate and the Transaction Agreements, the performance of all obligations of the Company thereunder and the authorization, issuance (or reservation for issuance) and delivery of the Securities has been taken or will be taken prior to the Note Closing, and the Restated Certificate and the Transaction Agreements, when filed or executed and delivered by the Company, as applicable, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws (the “Enforceability Exceptions”).

2.5 Valid Issuance of Securities. The Stock sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Restated Certificate or any of the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement and subject to the provisions of Section 2.6 below, the Stock will be issued in compliance with all applicable federal and state securities laws. Based in part upon the representations of the Purchasers in Section 3 of this Agreement and subject to the provisions of Section 2.6 below, the Common Stock issuable upon conversion of the Stock will be issued in compliance with all applicable federal and state securities laws and will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Restated Certificate or any of the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement and except as provided in Section 5.2, no consent, approval, notice, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other federal state, local or foreign governmental authority is required on the part of the Company or any of its Subsidiaries or any office, employee, agent, or representative of the Company in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, except for filings pursuant to applicable state securities laws and Regulation D of the Securities Act.

2.7 Disqualification. The Company is not disqualified from relying on Rule 506 of Regulation D (“Rule 506”) under the Securities Act for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Stock to the Purchasers. The Company has furnished to each Purchaser, a reasonable time prior to the date hereof, a description in writing of any matters that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, in each case, in compliance with the disclosure requirements of Rule 506(e).

2.8 Litigation. There is no claim, action, suit, proceeding, arbitration, examination, information request, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (a) against the Company that questions the validity of the Restated Certificate or the Transaction Agreements, or the right of the Company to enter into them, or to consummate the transactions contemplated thereby or (b) against the Company, its activities or properties that (i) involves claims for damages that are or could aggregate to an amount in excess of $150,000, (ii) seeks to enjoin or restrict the business of Company or material aspects of it, (iii) involves the capital stock of the Company, (iii) asserts the violation, infringement or misappropriation of intellectual property, (iv) relates to the prior employment of any employees or consultants of the Company or their alleged use of any confidential or proprietary information, technology or intellectual property, or (v) without limiting the generality of the foregoing, could subject to the Company or any of its officers, directors or employees, directly or indirectly, to any action, fine, penalty, finding, suspension, revocation, directive or settlement involving any Governmental Authority in any way related to the Company’s business, operations, undertakings or agreements. Neither the Company nor, to the Company’s knowledge, any of its officers, directors, or employees is a party or is named as subject to the provisions of any order, writ, injunction, suspension, revocation, judgment or decree of any court or Government Authority in any way related to the Company’s business, operations, undertakings or agreements. There is no action, suit, proceeding, material dispute or investigation by the Company which the Company intends to initiate.

2.9 Intellectual Property.

(a) To its knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business without any conflict with, or infringement of, the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

(b) The Company has taken all reasonable measures to maintain the confidentiality and value of all confidential information, including confidential information of third parties in the Company’s possession or control, used or held for use in connection with the operation of the Company’s business as now conducted or presently proposed to be conducted. No material confidential information, trade secrets or other proprietary information of the Company have been disclosed by the Company to any third party except pursuant to a valid and appropriate non-disclosure and/or license agreement (containing appropriate confidentiality obligations) that to the Company’s knowledge has not been breached.

(c) The computer systems, servers, network equipment and other computer hardware (“IT Systems”) used or planned to be used by the Company, are adequate and sufficient for the operation of the business of the Company. The Company has taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems and all software, information or data stored on any IT Systems. During the two (2) year period prior to the date of this Agreement, to the Company’s knowledge there has been no unauthorized access to or use of any IT Systems (or any software, information or data stored on any IT Systems). With respect to any protected financial information or personal data stored on any IT Systems that is subject to applicable law, the Company has complied in all material respects with applicable law relating to the protection, security, and confidentiality of such information or data.

2.10 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of the Restated Certificate or Bylaws, or (ii) of any judgment, order, writ, or decree to which it is subject, or (iii) in any material respect under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound or (iv) in any material respect of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

2.11 Agreements; Actions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved by the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b) Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $200,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses for off-the-shelf software), or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(c) Except with respect to the Series R Preferred Stock, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $200,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.12 No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its officers or directors or to any members of their respective immediate families, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Company’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company’s stock) or, to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors and/or holders of capital stock of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. To the Company’s knowledge, none of the Company’s officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.13 Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no holder of capital stock of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.14 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than to the lessors of such property or assets.

2.15 Financial Statements.

(a) The Company has made available to the Purchasers its audited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the fiscal year ended December 31, 2014, and unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of the 6 month period ending June 30, 2015 (the “Balance Sheet Date”), and its audited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2013 and for the fiscal year ended December 31, 2013 (collectively, the “Financial Statements”).

(b) Notwithstanding the foregoing, with respect to the representations and warranties made by the Company in connection with the Initial Closing, in place of the representation set forth in Section 2.15(a) above, (i) the Company represents and warrants that as of the Initial Closing, the Company has made available to the Purchasers its most recent financial statements prepared in the Company’s normal course of business (including balance sheet, income statement and statement of cash flows, audited solely to the extent the Company has conducted an audit of such financial period) (the date of such financial statements, the “Second Balance Sheet Date”), and (ii) for the purpose of the Initial Closing, the term “Financial Statements” shall be deemed to mean such updated interim financial statements effective as of the Second Balance Sheet Date.

(c) The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company. The Company makes and keeps accurate books and records and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.16 Changes. Since the Balance Sheet Date (or in the case of the representations made by the Company at the Initial Closing, since the Second Balance Sheet Date), included in the Financial Statements, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not had a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that have had a Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any officer;

(g) any resignation or termination of employment of any officer or key employee of the Company; and the Company, to its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(i) any debt, obligation or liability incurred, assumed or guaranteed by the Company except for those incurred in the ordinary course of the Company’s business and in amounts which would not have a Material Adverse Effect;

(j) any failure to conduct business in the ordinary course, consistent with the Company’s past practices;

(k) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l) any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company; or

(m) any arrangement or commitment by the Company to do any of the things described in this Section 2.16.

2.17 Employee Benefit Plans. The Schedule of Exceptions sets forth all employee benefit plans maintained, established or sponsored by the Company, or in or to which the Company participates or contributes, which is subject to the Employee Retirement Income Security Act of 1974, as amended. The Company has no material liabilities existing under or in connection with any such employee benefit plan and each such employee benefit plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of law except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.18 Tax Returns, Payments, and Elections. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The Company has not elected pursuant to the Code, to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

2.19 Confidential Information and Invention Assignment Agreements. Each employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers. The Company is not aware that any of its employees or consultants is in violation thereof.

2.20 Governmental Authorizations. The Company and each of its Subsidiaries, officers, agents, representatives and employees: possesses, holds and has all franchises, consents, permits, licenses, approvals, bonds, deposits, authorizations, registrations, accreditations, certificates and similar authority required to be obtained or secured from any federal, state, local or foreign governmental or quasi-governmental bureau, registry, instrumentality, office, department, authority, body or agency (“Governmental Authority”) required in connection with the business and operations of the Company and the activities of any officer, employee, agent or representatives of the Company, which failure to hold or obtain would result in a Material Adverse Effect (collectively, “Governmental Authorizations”). The Company, Messrs. Michael S. Cagney, Saturnino Fanlo, and Robert Lavet, and to the Company’s knowledge, its other officers, agents, representatives and employees are not in default in any material respect under any of such Governmental Authorizations. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated therein will not result in a violation of or be in conflict with or result in the suspension, revocation, impairment, limitation or forfeiture or nonrenewal of any Governmental Authorization applicable to the Company or any employee, agent, officer or representative of the Company.

2.21 Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form provided to counsel for the Purchasers. The copy of the minute books of the Company provided to the Purchasers’ counsel contains minutes of all meetings of directors and holders of capital stock and all actions by written consent without a meeting by the directors and holders of capital stock since the date of incorporation and reflects all actions by the directors (and any committee of directors) and holders of capital stock with respect to all transactions referred to in such minutes accurately in all material respects.

2.22 Severance Arrangement. The Company has not entered into any severance arrangements with any employee that provides for a cash payment in excess of $75,000; provided, that the Company has entered into arrangements with service providers providing for acceleration of vesting of restricted stock or options issued to employees in connection with or following a change of control.

2.23 Employment Agreements. The employment of each officer and employee of the Company is terminable at the will of the Company. To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.

2.24 Compliance with Applicable Laws.

(a) Without limiting the provisions of Section 2.20, the Company and each of its Subsidiaries, officers, agents, representatives and employees has made or provided all declarations, notices, filings, statements and responses to Governmental Authorities necessary to conduct business and engage in activities in compliance with Applicable Laws in each jurisdiction where the Company and each Subsidiary conducts business or maintains any branch or business location. The Company and each of its Subsidiaries, officers, representatives, agents and employees (i) is in compliance with the terms, limitations, requirements and conditions of all such Governmental Authorizations, and (ii) are conducting and have conducted business and engaged in activities, including, without limitation, solicitation, marketing, offering, closing, funding, transfer and sale of any consumer loans or consumer credit transactions, in compliance with all Applicable Laws in all material respects. All Governmental Authorizations are valid, in existence and in full force and effect and the Company, any Subsidiary or any of its officers, agents, representatives or employees have received no notice or been made aware of any circumstances that could be expected to impair, limit or cause any delay, modification, revocation or suspension of any such Governmental Authorization or give rise to the foregoing. The Company and each of its Subsidiaries has timely filed all reports, registrations, documents, filings statements and submissions, together with any amendments thereto, that are required to be filed with any Governmental Authority, and paid any fees due in connection therewith.

(b) The operations of the Company and its Subsidiaries each has been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, and the rules and regulations thereunder issued, administered or enforced by any state or federal governmental agency (collectively, the “Money Laundering Laws”). None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds of the offering of the Stock hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(c) Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or material modification of any Governmental Authorization, nor does the Company or any of its Subsidiaries have any information, directly or indirectly, that indicates or would reasonably indicate that it is or may be subject to any actual or threatened actions, proceedings, investigations or inquiries of any Governmental Authority (other than inspections or examinations in an ordinary course) with respect to its business activities in any jurisdiction where it conducts business, or any actual or possible violations of Applicable Laws.

(d) The Company and each of its Subsidiaries has developed and implemented, and enforces, and at all times will continue to implement and enforce, written policies and procedures that are reasonably designed to assure compliance with state, and federal Laws that apply to the Regulated Consumer Business, Money Laundering Laws, and OFAC requirements.

2.25 Compliance with Warehouse Facilities and Securitization Documents. Except for the Warehouse Facilities, the Company has no outstanding indebtedness for borrowed money. Neither the Company nor any applicable Subsidiary is or has at any time been in default under any Warehouse Facility that has not been remedied to the satisfaction of lenders or credit providers under the Warehouse Facilities. No lender or credit provider under the Warehouse Facilities has declined to fund or otherwise declined any material number of credit transactions of the Company or any Subsidiary thereunder. Neither the Company nor any Subsidiary has been required to repurchase any Underlying Loan by reason of noncompliance with the eligibility criteria under a Securitization Document or for any other reason and neither the Company nor any applicable Subsidiary has received notice of any such required repurchase. The Company’s loan origination processes and procedures comply in all material respects with Applicable Laws and with the requirements of the Warehouse Facilities.

2.26 Investment Company. The Company is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

2.27 Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1) promulgated under the Securities Act.

2.28 Section 83(b) Elections. To the Company’s knowledge, all individuals who have purchased unvested shares of the Company’s Common Stock have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

2.29 No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with Securities and Exchange Commission (“SEC”) rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Series F Preferred Stock; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Series F Preferred Stock (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any such Solicitor

3.             Representations and Warranties of the Purchasers. Each Purchaser, or if indicated on the relevant signature page hereto, then the parties for whom the Purchaser serves as nominee, hereby represents and warrants to the Company, severally and not jointly, that:

3.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by the Enforceability Exceptions.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, except as set forth in the signature page of the Purchaser hereto, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Purchaser has not been formed for the specific purpose of acquiring the Securities.

3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Stock with the Company’s management and has had an opportunity to review the Company’s facilities. The Purchaser understands that such discussions, as well as the business plan and any other written information delivered by the Company to the Purchaser, were intended to describe the aspects of the Company’s business which the Purchaser believes to be material. The foregoing, however, does not limit or modify the representations or warranties of the Company in Section 2 of this Agreement or the right of Purchaser to rely thereon.

3.4 Restricted Securities. The Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Purchaser understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

3.6 Legends. The Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(a) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in or required by the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

3.7 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) of Regulation D promulgated under the Securities Act.

3.8 Disqualification. Except as disclosed in writing to the Company on or prior to the date of such Purchaser’s purchase of Series F Preferred Stock hereunder, each Purchaser represents that neither such Purchaser, nor any person or entity with whom such Purchaser shares beneficial ownership of Company securities, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

3.9 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction that are applicable to it in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Securities that are applicable to such Purchaser, (b) any foreign exchange restrictions applicable to such Purchaser in its jurisdiction in connection with such purchase, (c) any governmental or other consents that may need to be obtained by such Purchaser, and (d) the income tax and other tax consequences, if any, that may be applicable to such Purchaser and relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction that are applicable to it. For the avoidance of doubt, Purchaser is not making any representations or warranties as to the actions taken or required to be taken by the Company in connection herewith.

3.10 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, holders of capital stock or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Stock.

3.11 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser (including the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser), shall be liable to any Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

3.12 Nominee Agent representation. Notwithstanding anything to the contrary herein, certain Purchasers indicating on the relevant signature page hereto that they are purchasing the Securities as a nominee (such Purchasers, the “Nominee Purchasers”) hereby notify the Company that all Securities to be issued to such applicable Nominee Purchaser under this Agreement, and all stock or securities issuable upon conversion thereof, shall be held by such Nominee Purchaser as a nominee for certain Affiliates. Furthermore, each Nominee Purchaser agrees and acknowledges on behalf of such Nominee Purchaser’s Affiliates that such Affiliates are hereby bound by the terms and conditions of this Agreement and the agreements and transactions contemplated herein (including, without limitation, the “Lock-Up Agreement” set forth in Section 1.14 of the Investors’ Rights Agreement). Each Nominee Purchaser and each of such Nominee Purchaser’s Affiliates represents and agrees that such Nominee Purchaser has all authority necessary to take all actions with respect to this Agreement and the Securities and any stock or securities issuable upon the conversion thereof, including, without limitation, all actions relating to the voting of such stock or securities. Each Nominee Purchaser hereby represents and warrants that the undersigned authorized signatory of such Nominee Purchaser possesses all necessary authority to execute and deliver any agreements, contracts, or documents, and to act on behalf of and binding upon such Nominee Purchaser’s Affiliates with respect to the Securities.

4.	Mutual Covenants.

4.1 Regulatory Filings. The Company and each Purchaser shall make all filings to secure necessary regulatory approvals associated with the Company’s various lending activities which regulatory approvals will arise as a consequence of such Purchaser’s purchase of the Stock (including shares issuable upon conversion of the Note) and at the Closing.

4.2 Obligations Related to Conditions Precedent. The Company shall use commercially reasonable efforts to cause (i) each of the conditions specified in Section 5.1 to be satisfied on or prior to the date of the Note Closing and (ii) with respect to the issuance and sale of Stock at the Initial Closing, each of the conditions specified in Section 5.2 on or before the Final Conversion Date. The Purchasers shall use commercially reasonable efforts to cause (i) each of the conditions specified in Section 6.1 to be satisfied on or prior to the date of the Note Closing and (ii) with respect to the issuance and sale of Stock at the Initial Closing, each of the conditions specified in Section 6.2 on or before the Final Conversion Date. Unless otherwise agreed by the parties in writing, should the Note Closing or a Closing occur, neither party shall have any liability to the other with respect to the satisfaction, or non-satisfaction, of any condition precedent set forth in Section 5 or 6, all such conditions precedent having been deemed satisfied or waived as a result of the occurrence of such Note Closing or Closing, provided, however, that this provision shall not apply to release any party from a breach of any other provision of this Agreement that may exist upon, before or after such Note Closing or Closing, including under Section 2, 3 and 4 of this Agreement, even though the subject matter of such provision may also be covered by a condition precedent in Section 5 or 6.

4.3 Further Assurances and Cooperation. The Company and the Purchasers agree to execute and deliver, or cause their respective affiliates to execute and deliver, such further documents and instruments and to take such further actions after the Note Closing or the Closing, as applicable, as may be necessary or desirable and reasonably requested by the other Party to give effect to the transactions contemplated by this Agreement.

4.4 Updated Schedule of Exceptions. Not more than ten (10) business days or less than five (5) business days prior to the Initial Closing, the Company shall deliver to the Purchasers a draft of any written updates to, or written substitutions of, the Schedule of Exceptions in order to make the representations and warranties set forth in Section 2 true and correct in all material respects as of the Initial Closing, with a final version delivered to each Purchaser as of the date of the Initial Closing with no material deviation from the draft previously submitted (each such additional written disclosure, a “Schedule of Exceptions Supplement”). For purposes of determining the accuracy of the representations and warranties set forth in Section 2 as of the Initial Closing and for purposes of determining the satisfaction of the conditions set forth in Section 5.2(a), the Schedule of Exceptions Supplement shall be deemed to constitute the Schedule of Exceptions for all purposes under this Agreement.

4.5 Tender Offer. Promptly following the Initial Closing, the Company and the Specified Preferred Holders shall reasonably cooperate to effect the Tender Offer in the form of the definitive documents attached hereto as Exhibit G. The Specified Preferred Holders shall consummate the closings of the Tender Offer in accordance with the time periods specified in the Investors’ Rights Agreement; provided, however, that each Specified Preferred Holder’s obligations to accept for purchase and pay for shares tendered in the Tender Offer shall be subject to the satisfaction or waiver by such Specified Preferred Holder of (i) the conditions set forth in Section 5 hereof, and (ii) the additional conditions that (x) the Specified Preferred Holder shall be reasonably satisfied that the Initial Closing will occur and (y) this Agreement shall not have been terminated.

4.6 Regulatory Approvals. Each party will use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents as may be required to be filed by such party with any Governmental Authority with respect to the transactions contemplated hereby, and to submit promptly any additional information requested by any such Governmental Authority. Each party will consult and cooperate with each other, and consider in good faith the view of one another, and use, and will cause its Subsidiaries to use, its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, all things necessary, proper or advisable on its part under this Agreement and Applicable Laws to consummate the transactions contemplated hereby and by the Transaction Agreements as promptly as reasonably practicable, including: (i) make all filings (if any) and give all notices (if any) required by the states set forth on Exhibit I to be made and given by such party or any of its Subsidiaries in connection with such transactions; (ii) use its reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any Applicable Laws in the states set forth on Exhibit I or otherwise) by such party or any of its Subsidiaries in connection with the transactions contemplated hereby and by the Transaction Agreements; and (iii) use its reasonable best efforts to lift (and oppose and defend against any legal proceeding seeking to impose) any restraint, injunction or other legal bar to the transactions contemplated hereby and by the Transaction Agreements or challenging any of the foregoing. Each of the parties will provide the other party with a copy of each proposed filing with or other submission to any Governmental Authority relating to the transactions contemplated hereby and by the Transaction Agreements, and will give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each of the parties will cooperate reasonably with each other in connection with the making of each filing and promptly deliver to the other a copy of each such filing or other submission made hereunder, each notice given and each consent obtained. No party will agree to participate in any in-person meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby and by the Transaction Agreements, unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. No party may consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the transactions contemplated hereby and by the Transaction Agreements at the behest of any Governmental Authority without the consent of the other parties to this Agreement.

4.7 Financial Statements. For so long as any indebtedness remains outstanding under the Note, the Company shall deliver to Investor audited annual financial statements within 120 days following the close of each fiscal year. The obligation of the Company to furnish such information shall terminate at such time as the Company (i) consummates an initial public offering, and (ii) becomes subject to the reporting provisions of the Securities Exchange Act of 1934, as amended.

4.8 Debt Covenants.

(a) Debt-to-Equity Ratio. For so long as any indebtedness remains outstanding under the Note, as of the last day of each fiscal quarter commencing on September 30, 2015, the Leverage Ratio of the Company, shall not exceed 5:1. Furthermore, for so long as any indebtedness remains outstanding under the Note, the Company shall furnish to SoftBank, on or before the 15th business day following the last day of such fiscal quarter, a certificate signed by the chief financial officer of the Company, or a designated representative of the Company that is reasonably acceptable to SoftBank, which shall reflect the calculations of the Leverage Ratio of the Company, determined as of the end of such fiscal quarter.

(b) Future Senior Debt. For so long as any indebtedness remains outstanding under the Note, the Company shall not be permitted to assume additional indebtedness outside the ordinary course of business for purposes of an alternative to an equity financing similar to the Note if the Note would be subordinate in right of payment to such additional indebtedness.

5.	Conditions of the Purchasers’ Obligations.

5.1 Conditions to Note Closing. The obligations of SoftBank to the Company under this Agreement are subject to the fulfillment, on or before the Note Closing, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects on and as of the Note Closing.

(b) Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Note Closing.

(c) Compliance Certificate. The President of the Company shall deliver to SoftBank at the Note Closing a certificate certifying that the conditions specified in Sections 5.1(a) and 5.1(b) have been fulfilled.

(d) Secretary’s Certificate. The Secretary of the Company shall deliver to SoftBank at the Note Closing a certificate certifying (a) the Restated Certificate, (b) the Bylaws of the Company, (c) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated hereby and thereby, and (d) resolutions of the stockholders of the Company approving the issuance of the Note.

(e) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note pursuant to this Agreement shall be obtained and effective as of the Note Closing.

(f) Opinion of Company Counsel. The Purchasers shall have received from Orrick, Herrington & Sutcliffe LLP, counsel for the Company, an opinion, dated as of the Note Closing, in substantially the form of Exhibit F-1.

5.2 Conditions to Initial Closing. The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Initial Closing, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of the Initial Closing.

(b) Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing.

(c) Compliance Certificate. The President of the Company shall deliver to the Purchasers at the Initial Closing a certificate certifying that the conditions specified in Sections 5.1(a) and 5.1(b) have been fulfilled.

(d) Secretary’s Certificate. The Secretary of the Company shall deliver to the Purchasers at the Note Closing a certificate certifying (a) the Restated Certificate, (b) the Bylaws of the Company, (c) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated hereby and thereby, and (d) resolutions of the stockholders of the Company approving the issuance of the Stock.

(e) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Initial Closing.

(f) Governmental Authorizations. The Company shall have irrevocably and unconditionally obtained or secured and caused all Subsidiaries to irrevocably and unconditionally obtain or secure all Governmental Authorizations necessary (i) to lawfully consummate the transactions contemplated by the Transaction Agreements and (ii) to conduct its business and operations in compliance with all Applicable Laws and Governmental Authorizations on and after the Initial Closing.

(g) Opinion of Company Counsel. The Purchasers shall have received from Orrick, Herrington & Sutcliffe LLP, counsel for the Company, an opinion, dated as of the Initial Closing, in substantially the form of Exhibit F-2.

(h) Board of Directors. As of immediately following the Initial Closing, there shall be seven (7) authorized members of the Board, one of whom will be designated by SoftBank. The Company shall have received resignations from the Board from each of the current members of the Board who will not be a member of the Board immediately following the Initial Closing.

(i) Indemnification Agreement. The Company and each new member of the Board as of immediately following the Initial Closing shall have entered into the Company’s standard form of indemnification agreement for its officers and directors.

(j) Investors’ Rights Agreement. The Company, the Founders and the Purchasers shall have executed and delivered the Investors’ Rights Agreement.

(k) Right of First Refusal and Co-Sale Agreement. The Company, the Founders and the Purchasers shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

(l) Voting Agreement. The Company, the Founders and the Purchasers shall have executed and delivered the Voting Agreement.

(m) Restated Certificate. The Restated Certificate shall continue to be in full force and effect as of the Initial Closing.

(n) Confidential Information and Invention Assignment Agreement. The Company and each of its employees shall have entered into the Company’s standard form Confidential Information and Invention Assignment Agreement, in substantially the form provided to the Purchasers.

(o) Compliance with Laws. The Company shall have provided to SoftBank (and any other Purchaser so requesting), in form, content and detail satisfactory to such Purchaser and its counsel, a comprehensive written compliance management program demonstrating the existence and implementation or deployment of governance, resources, training, monitoring and auditing at least sufficient to meet and comply with standards and guidelines established by the Consumer Financial Protection Bureau and other Applicable Laws for businesses offering the products and services of the Company, together with written compliance policies, procedures, processes and controls consistent with the same and all Applicable Laws.

(p) Commencement of Tender Offer. The Company and the Specified Preferred Holders shall have agreed to the final documentation for the Tender Offer.

6.	Conditions of the Company’s Obligations.

6.1 Conditions to Note Closing. The obligations of the Company to SoftBank under this Agreement are subject to the fulfillment, on or before the Note Closing, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of SoftBank contained in Section 3 shall be true and correct in all material respects on and as of the Note Closing.

(b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed by SoftBank on or prior to the Note Closing shall have been performed or complied with in all material respects.

(c) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Note Closing.

6.2 Conditions to Initial Closing. The obligations of the Company to any Purchaser under this Agreement are subject to the fulfillment, on or before the Initial Closing, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of such Purchaser contained in Section 3 shall be true and correct in all material respects on and as of the Initial Closing.

(b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed by such Purchaser on or prior to the Initial Closing shall have been performed or complied with in all material respects.

(c) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Initial Closing.

7.	Miscellaneous.

7.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Initial Closing for a period of two (2) years following the Initial Closing. Notwithstanding the foregoing, the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.17, 2.18, and 2.24 shall survive for the period of the statute of limitations.

7.2 Indemnification. The Company shall indemnify and hold harmless the Purchasers from and against any loss, liability, claim, damage, injury, or expense (including without limitation, reasonable attorney’s fees) incurred in connection with any third party claim against the Company or the Purchasers resulting or arising from or in connection with (i) any inaccuracy in or breach by the Company of any of its representations or warranties contained in this Agreement, or (ii) the non-performance and/or breach by the Company of any of its covenants contained in this Agreement. For the avoidance of doubt, nothing in this Agreement shall limit the right of the Purchaser to pursue any claim against the Company resulting or arising from or in connection with (i) any inaccuracy in or breach by the Company of any of its representations or warranties contained in this Agreement, or (ii) the non-performance and/or breach by the Company of any of its covenants contained in this Agreement.

7.3 Use of Proceeds. The proceeds to the Company from the sale of the Stock may be used for the funding of student, mortgage, and other loans, building the Company’s business, including development of new products, and working capital purposes.

7.4 Publicity. The Company will not make any public statements or issue press releases in connection with the transactions contemplated by this Agreement that reference the Purchasers or their respective affiliates or investment advisors without such Purchaser’s prior written approval, which shall not be unreasonably withheld; provided, however, that the foregoing shall not be applicable to any regulatory filings, registrations, or compliance with any federal, state, or other governmental entity, including, without limitation, filings pursuant to Regulation D of the Securities Act; provided, further, that the Company must give prior notice to the Purchasers of any such filings, registrations, or compliance.

7.5 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.6 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

7.8 Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. As used in this Agreement, the phrase “to the Company’s knowledge” shall mean the actual knowledge of the following officers after reasonable inquiry: Michael S. Cagney, Saturnino Fanlo, and Robert Lavet.

7.9 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified only at such party’s address or fax number as set forth on the signature page or Exhibit A hereto, or as subsequently modified by written notice, and if to the Company, with a copy to Peter Cohn, Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, California 94025-1015.

7.10 Finder’s Fee. Except as may be set forth on the Schedule of Exceptions, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.11 Fees and Expenses. The Company shall pay the reasonable fees and expenses of Morrison & Foerster LLP, the counsel for the lead Purchaser, reasonable fees and expenses of experts, consultants and the like and other expenses incurred in connection with performing due diligence with respect to the Transaction Agreements, and the transactions contemplated thereby, provided such fees and expenses do not exceed, in the aggregate, $50,000. The Purchasers may effect such reimbursement at the Initial Closing by withholding from the payment of the purchase price the amount to which they are entitled to reimbursement pursuant to the preceding sentence. Notwithstanding the withholding of such amount, the Purchasers shall be deemed to have paid to the Company the full amount so withheld.

7.12 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement (including, without limitation, in connection with (i) any inaccuracy in or breach by the Company of any of its representations or warranties contained in this Agreement, or (ii) the non-performance and/or breach by the Company of any of its covenants contained in this Agreement), the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.13 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority of the Common Stock issued or issuable upon conversion of the Stock. Any amendment or waiver effected in accordance with this Section 7.13 shall be binding upon the Purchasers and each transferee of the Securities, each future holder of all such Securities, and the Company.

7.14 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement,

(a) the balance of this Agreement shall be interpreted as if such provision were so excluded and

(b) the balance of this Agreement shall be enforceable in accordance with its terms.

7.15 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.16 Entire Agreement. This Agreement, the Transaction Agreements, and the documents referred to herein constitute the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

7.17 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF BUSINESS OVERSIGHT OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

7.18 Waiver of Conflicts. Each party to this Agreement acknowledges that Orrick, Herrington & Sutcliffe LLP, counsel for the Company, has in the past performed and may continue to perform legal services for certain of the Purchasers in matters unrelated to the transactions described in this Agreement, including the representation of such Purchasers in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Orrick, Herrington & Sutcliffe LLP’s representation of certain of the Purchasers in such unrelated matters and to Orrick, Herrington & Sutcliffe LLP’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

7.19 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.20 No Further Commitment. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Stock as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (a) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (b) the Company shall not rely on any such statement by any Purchaser or its representatives and (c) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

7.21 Termination. The obligations of the Company and each Purchaser to consummate the Initial Closing shall, at the option of the Company or any Purchaser, terminate and be of no further force and effect at 11:59 pm (Pacific Time) on December 24, 2015 (the “Final Conversion Date”), if by such time all of the conditions precedent set forth in Sections 5 and 6 have not been satisfied (or waived in writing by the Company or such Purchaser, as applicable); provided that, the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, either the Company or the Purchasers (as indicated below) shall have the right, prior to the Initial Closing, to terminate this Agreement if any of the following events shall have occurred prior to the Initial Closing (provided that any termination of this Agreement shall in no way effect a termination of the Note, which shall remain outstanding and in full force and effect in accordance with its terms):

(a) If any Applicable Law (including the ability to obtain licenses for the business activities of the Company) is amended or vacated in a way that would likely result in a reduction of the Company’s five year projected annual revenue by an amount in excess of 35% (as reasonably determined by the Company and SoftBank, provided that if such parties disagree, they shall mutually retain an independent accounting firm of national standing to make such determination), each Purchaser shall be entitled to terminate this Agreement with respect to such Purchaser by providing notice to the Company.

(b) If a Governmental Authority shall have issued a judgment, order, writ, or decree or taken any other action (which judgment, order, writ, or decree the parties hereto shall use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the consummation of the Initial Closing and such judgment, order, writ, or decree other action shall have become final and non-appealable, either party shall be entitled to terminate this Agreement by providing notice to the other party.

(c) If the Company delivers a Schedule of Exceptions Supplement pursuant to Section 4.4 which contains an update that could reasonably be expected to cause a Material Adverse Effect on the Company or, if the representation or warranty contains a materiality qualifier pursuant to its terms, any effect on the Company, each Purchaser shall be entitled to terminate this Agreement with respect to such Purchaser by providing notice to the Company.

(d) This Agreement may be terminated by the mutual written consent of the parties.

[Signature Pages Follow]

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE COMPANY:

SOCIAL FINANCE, INC.

By:	/s/ Michael S. Cagney
	Name:	Michael S. Cagney
	Title:	Chief Executive Officer

Address:
One Letterman Drive, Building C Main Floor Suite 250 San Francisco, CA 94129

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

SOFTBANK GROUP INTERNATIONAL LIMITED

By:	/s/ Nikesh Arora
	Name:	Nikesh Arora
	Title:	President and Chief Operating Officer

Address:
c/o MoFo Notices Limited Citypoint, One Ropemaker Street
London, ECZY 9AW, UK

Fax:
Email:

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

BASELINE SIDE CAR, L.P., a Delaware limited partnership

By:	BASELINE SIDE CAR ASSOCIATES, LLC, a Delaware limited liability company, its general partner

/s/ Steve Anderson
Name:	Steven P. Anderson
Title:	Member

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

BASELINE ENCORE, L.P.

By:	/s/ Steve Anderson
Name:	Steven P. Anderson
Title:	Member of Baseline Encore Associates, LLC, the General Partner of Baseline Encore, L.P.

Address:	Baseline Ventures 1800 Filbert Street San Francisco, CA 94123

Email:	steve@baselinev.com

Fax:	(415) 651-8978

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

BASELINE INCREASED EXPOSURE FUND LLC

By:	/s/ Steve Anderson
Steve Anderson Managing Member

BASELINE VENTURES 2009, LLC

By:	/s/ Steve Anderson
Steve Anderson Managing Member

Address: 1800 Filbert Street San Francisco, CA 94123 Fax:

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

BASELINE CABLE CAR, LLC

By:	/s/ Steve Anderson
Name:	Steve Anderson
Title:	Managing Member

Address for notice:

Baseline Ventures 1800 Filbert Street San Francisco, CA 94123

Email:	steve@baselinev.com
Fax:	(415) 651-8978

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

CREDIT SUISSE NEXT INVESTORS, LLC

By:	CREDIT SUISSE ASSET MANAGEMENT, LLC, its investment advisor

By:	/s/ Alan Freudenstein
Name:	Alan Freudenstein
Title:	Portfolio Manager, NEXTInvestors

Address:

Madison Ave. – 11TH floor - X19H New York, NY 10010 alan.freudenstein@credit-suisse.com 212-325-5490

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

DCM VI, L.P.

By:	DCM Investment Management VI, L.P., its General Partners

By:	DCM International VI, Ltd. its General Partner

By:	/s/ Matthew C. Bonner
Name:	Matthew C. Bonner
Title:	Partner and Authorized Signatory

Address:

2420 Sand Hill Road, Suite 200 Menlo Park, CA 94025

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

DCM Ventures China Turbo Fund, L.P. DCM Ventures China Turbo Affiliates Fund, L.P.

By:	DCM Turbo Fund Investment Management, L.P its General Partner

By:	DCM Turbo Fund International, Ltd. its General Partner

By:	/s/ Matthew C. Bonner
Matthew C. Bonner, an authorized signatory

Address:

2420 Sand Hill Road, Suite 200 Menlo Park, CA 94025

Fax:

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

DCM Opportunity Fund, L.P.

By:	DCM Opportunity Fund Investment Management, L.P. its General Partner

By:	DCM Opportunity Fund International, Ltd. its General Partner

By:	/s/ Matthew C. Bonner
Matthew C. Bonner, an authorized signatory

Address:

2420 Sand Hill Road, Suite 200 Menlo Park, CA 94025

Fax:

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

DCM Opportunity Fund A, L.P.

By:	DCM Opportunity Fund Investment Management, L.P. its General Partner

By:	DCM Opportunity Fund International, Ltd. its General Partner

By:	/s/ Matthew C. Bonner
Matthew C. Bonner, an authorized signatory

Address:

2420 Sand Hill Road, Suite 200 Menlo Park, CA 94025

Fax:

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

GRAIL SOFI LLC

By:	GRAIL PARTNERS LLC
ITS:	MANAGING PARTNER

By:	/s/ Donald Putnam
Name: Donald Putnam Title: Managing Partner

Address:

423 Washington St, 2nd Floor San Francisco, CA, USA 94111

Email:
Fax:

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

HARTFORD CAPITAL APPRECIATION HLS FUND

By:	Wellington Management Company LLP, as investment adviser

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman Title: Managing Director and Counsel

For notices:

Hartford Capital Appreciation HLS Fund
c/o Wellington Management Company LLP
Attention: Legal and Compliance Department
280 Congress Street
Boston, Massachusetts 02210
Facsimile Number: 617-289-5699
Email address: seclaw@wellington.com

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

THE HARTFORD CAPITAL APPRECIATION FUND

By:	Wellington Management Company LLP, as investment adviser

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman Title: Managing Director and Counsel

For notices:

Hartford Capital Appreciation HLS Fund
c/o Wellington Management Company LLP
Attention: Legal and Compliance Department
280 Congress Street
Boston, Massachusetts 02210
Facsimile Number: 617-289-5699
Email address: seclaw@wellington.com

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

INSTITUTIONAL VENTURE PARTNERS XIV, L.P.

By:	Institutional Venture Management XIV LLC
Its:	General Partner

By:	/s/ J. Sanford Miller
Name: J. Sanford Miller Title: Managing Director

Address: 3000 Sand Hill Road Building 2, Suite 250 Menlo Park, CA 94025

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE INVESTORS:

OAK PACIFIC HOLDINGS

By:	/s/ Joseph Chen
Joseph Chen Chairman and CEO

Address: 5/F, North Wing 18 Jiuxianqiao Middle Road Chaoyang District Beijing, China 100016 Fax:

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

PINE RIVER MASTER FUND LTD.

By:	Pine River Capital Management L.P.
Its:	Investment Manager

By:	/s/ Jeff Stolt
Name: Jeff Stolt Title: Chief Financial Officer

Address:	Pine River Capital Management L.P. 601 Carlson Parkway, Suite 330 Minnetonka, MN 55305

Email:	legal@prcm.com

Fax:	(612) 238-3301

PINE RIVER FIXED INCOME MASTER FUND LTD.

By:	Pine River Capital Management L.P.
Its:	Investment Manager

By:	/s/ Jeff Stolt
Name: Jeff Stolt Title: Chief Financial Officer

Address:	Pine River Capital Management L.P. 601 Carlson Parkway, Suite 330 Minnetonka, MN 55305

Email:	legal@prcm.com

Fax:	(612) 238-3301

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

PINE RIVER SPECIAL OPPORTUNITIES OPERATING MASTER FUND LLC

By:	Pine River Capital Management L.P.
Its:	Manager

By:	/s/ Jeff Stolt
Name: Jeff Stolt Title: Chief Financial Officer

Address:	Pine River Capital Management L.P. 601 Carlson Parkway, Suite 330 Minnetonka, MN 55305

Email:	legal@prcm.com

Fax:	(612) 238-3301

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

RENREN, INC.

By:	/s/ Joseph Chen
Joseph Chen Chairman and CEO

Address: 5/F, North Wing 18 Jiuxianqiao Middle Road Chaoyang District Beijing, China 100016 Fax:

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

RPM VENTURES II SOFI SECOND, LLC.

By:	/s/ Marc Weiser
Name: Marc Weiser Title: Managing Member

Address:	320 N. Main St., Suite 400 Ann Arbor, MI 48105

Fax:
Email:	marc@rpmvc.com

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

 The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THE PURCHASERS:

THIRD POINT LOAN LLC as nominee for funds managed and/or advised by Third Point LLC

By:	Third Point LLC, its Member

By:	/s/ Josh Targoff
Name: Josh Targoff Title: Chief Operating Officer and General Counsel

Address:

Third Point LLC
390 Park Avenue 19th Floor
New York, NY 10022
Attn: Josh Targoff, Chief Operating Officer
          and General Counsel
Fax: 212.318.3806
Email: JTargoff@ThirdPoint.com

With copy to:
operations@thirdpoint.com

Third Point Loan LLC through its attorney-in-fact, Third Point LLC, executes this signature page as nominee for funds managed and/or advised by Third Point LLC and not in its individual capacity. All information and representations and warranties of Third Point Loan LLC herein are provided by and with respect to the beneficial owner(s). All obligations are from and to the beneficial owner(s) and not the nominee. Third Point Loan LLC through its attorney-in-fact, Third Point LLC, is executing as an authorized signatory on behalf of the beneficial owner(s).

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

The parties have executed this Series F Preferred Stock Purchase Agreement as the date first set forth above.

THIRDSTREAM PARTNERS LLC

By:	/s/ Blake Grossman
Managing Member

Address:

2 Embarcadero Center, Ste 2150 San Francisco, CA 94111

SIGNATURE PAGE TO THE SERIES F PREFERRED STOCK PURCHASE AGREEMENT OF SOCIAL FINANCE, INC.

EXHIBITS

Exhibit A -	Schedule of Purchasers
Exhibit B -	Form of Restated Certificate
Exhibit C -	Form of Investors’ Rights Agreement
Exhibit D -	Form of Right of First Refusal and Co-Sale Agreement
Exhibit E -	Form of Voting Agreement
Exhibit F-1 -	Form of Legal Opinion of Orrick, Herrington & Sutcliffe LLP
Exhibit F-2 -	Form of Legal Opinion of Orrick, Herrington & Sutcliffe LLP
Exhibit G -	Form of Tender Offer Documentation
Exhibit H -	Form of Convertible Promissory Note
Exhibit I -	States Requiring Notice or Prior Approval